Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered into by and among Matthew Reddin (hereinafter “Associate”), Simmons First National Corporation, a corporation with principal offices in Pine Bluff, Arkansas (hereinafter “SFNC”), and Simmons Bank, a bank with its principal offices in Pine Bluff, Arkansas (hereinafter “SB”). SFNC and SB, together with their respective affiliates, subsidiaries, predecessors, successors, and assigns, are hereinafter referred to as the “Simmons Entities” (and each, a “Simmons Entity”). The Simmons Entities, together with their respective officers, directors, agents, servants, and employees, are hereinafter referred to as the “Simmons Persons” (and each, a “Simmons Person”).

1.      It is the mutual desire of the parties hereto to reach an amicable agreement concerning the separation of employment of Associate with SFNC and SB effective July 5, 2023 (“Separation Date”) on which date Associate’s current employment responsibilities with SFNC and SB end. In consideration of the mutual obligations hereinafter set forth, the parties agree as follows:

a.       Associate acknowledges that Associate is an “at will” employee and does not have any right to severance benefits under the policies of the Simmons Entities or any agreement or understanding with any Simmons Person that would entitle Associate to pay or benefits related to Associate’s separation from SFNC and SB. However, in exchange for the Associate’s execution of this Agreement, Associate shall receive the benefits set forth in Exhibit A.

b.      Associate does hereby waive, release and forever relinquish any and all actions, causes of action, claims and demands, including costs and attorneys’ fees, which Associate has incurred arising out of or in any way relating to Associate’s employment or termination of employment with SFNC and SB (and, as applicable, their respective affiliates, subsidiaries, and predecessors) or any other contract or association with any Simmons Person, whether arising in tort, contract, or under any federal or state statute and for any other type of damages, whether known or unknown, suspected or unsuspected up to the date of execution of this Agreement. Without limiting the foregoing, this Agreement specifically releases and discharges all of the Simmons Persons from, without limitation, any and all actions, causes of action, claims and demands, including costs and attorneys’ fees, Associate has or may have had against any Simmons Person under:

•	Title VII of the 1964 Civil Rights Act,
•	Section 1891 of the Civil Rights Act of 1866,
•	Section 1981A of the Civil Rights Act of 1991,
•	Executive Order 11246,
•	the Arkansas Civil Rights Act of 1993,
•	the Americans with Disabilities Act of 1990,
•	Sections 503 and 504 of the Rehabilitation Act of 1973,
•	the Fair Labor Standards Act of 1938,
•	the Equal Pay Act of 1963,
•	the Consolidated Omnibus Budget Reconciliation Act of 1985,
•	the Age Discrimination in Employment Act,
•	Executive Order 11141,
•	the Older Worker’s Benefit Protection Act,

•	the Employee Retirement Income Security Act,
•	the Family and Medical Leave Act,
•	the Fair Credit Reporting Act,
•	the Occupational Safety and Health Act,
•	state or federal common law, and
•	any other local, state or federal law whatsoever.

c. This waiver and release does not apply to or waive any rights Associate may have: i) to enforce this Agreement; ii) under applicable worker’s compensation or unemployment compensation statues; iii) to continued healthcare coverage under COBRA; or iv) related to claims that may arise after the date of the Agreement.

2.      Associate acknowledges that the Simmons Entities have developed at their own expense and will continue to develop and use valuable business, trade secret and other confidential information pertaining to their clients, processes, employees, vendors, present and future development, and services (“Confidential Information”). Associate agrees and acknowledges that Associate was privy to such Confidential Information of the Simmons Entities not otherwise available to the public while employed by the applicable Simmons Entities. Associate agrees to continue to keep all such Confidential Information confidential for five (5) years from the Separation Date or until such information otherwise enters the public domain. To the extent that such information is contained electronically or in hard copy, Associate agrees to return or destroy such Confidential Information within three (3) days of execution of this Agreement. However, Confidential Information shall not include information that: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by Associate from a third party; or (iii) was known to Associate on a non-confidential basis prior to this Agreement.

Should Associate breach the confidentiality provisions contained herein, Associate will be required to immediately repay to SFNC and SB any benefits paid hereunder. Associate will also be liable to the Simmons Entities for any additional damages incurred by them as a result of Associate’s failure to abide by this Agreement. Associate acknowledges that the Simmons Entities will be irreparably harmed by a breach of this Section and that there may be no adequate remedy at law.

3.       It is understood and agreed that this Agreement is not to be construed as an admission of wrongdoing, violation of law or liability by the Simmons Persons, and that none of the Simmons Persons admit any liability to the undersigned. Additionally, this Agreement shall not be deemed to create any policy or practice of granting benefits to current or former employees.

4.       Associate hereby acknowledges the following:

a.       This waiver and release is both knowing and voluntary with the intent to be bound hereby. Associate acknowledges that Associate has carefully read this Agreement and understands the contents thereof. Associate is of legal age and has not been forced or coerced into entering into this Agreement.

b.      Pursuant to this Agreement, Associate is receiving consideration greater than that to which Associate would otherwise be entitled had Associate not entered into this Agreement.

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c.       Associate acknowledges Associate has twenty-one (21) days in which to consider this Agreement. Whether Associate takes all of those days prior to signing this Agreement is within Associate’s discretion. This Agreement must be signed and returned to Human Resources, Attn: Wendy Shirar, at 601 E 3rd Street, Little Rock, AR 72201, no later than July 26, 2023 or this offer of benefits will expire.

d.      Associate also acknowledges that Associate has been advised that he has the right to revoke this Agreement within seven (7) days of signing same by giving written notice of such revocation to SFNC and SB, directed to the attention of Jena Compton of SFNC within that time period at the above-referenced address.

e.       Associate understands that Associate is not waiving any rights or claims under the Age Discrimination in Employment Act that may arise after the date that Associate signs this Agreement.

f.        Associate has been advised by SFNC and SB to consult with an attorney regarding the nature, contents and import of this Agreement prior to executing this Agreement and has done so to the extent Associate deemed appropriate.

5.        In consideration for Associate’s execution of this Agreement, Associate shall receive the benefits set forth in Exhibit A. Payments shall be made hereunder only after the expiration of any revocation period and only if a revocation does not occur.

6.       Because of Associate’s access to Confidential Information as well as specialized training, Associate agrees that upon termination, for whatever reason, Associate will not directly or indirectly through others, solicit or accept business from Established Customers for two (2) years from the Separation Date. “Established Customers” shall be defined to mean any customer for whom Associate provided services, held confidential information, referred to a Simmons Person for services, or had contact with as a representative of any Simmons Entity while employed by any Simmons Entity. The acceptance of traditional teller line business by an associate operating in a retail branch is excluded from this provision. Further, Associate will not use or disclose Confidential Information which would assist others in soliciting any customers of any Simmons Entity. For the same period, Associate agrees that Associate will not interfere with or attempt to interfere with the Simmons Entities’ relationships with any of their respective customers. Associate has an affirmative obligation to notify future employers of this provision.

7. Associate will not for two (2) years from the Separation Date directly or indirectly through others solicit nor take any actions to assist Associate’s employer or any other entity in soliciting any current employee of any Simmons Entity who worked for or was affiliated with a Simmons Entity during Associate’s employment. This includes, but is not limited to: (a) identifying to such employer or its agents or such other entity the person or persons who have special knowledge concerning the processes, methods or confidential affairs of any Simmons Entity; and (b) commenting to the employer or its agents or such other entity about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed at any Simmons Entity. Associate also agrees that Associate will not provide such information set forth in (a) and (b) above to a prospective employer during interviews preceding possible employment. Associate has an affirmative obligation to notify future employers of this provision.

8. Because of Associate’s access to Confidential Information as well as specialized training, Associate agrees that upon termination, for whatever reason, for a period of one (1) year from the Separation Date, Associate will not, directly or indirectly, become an employee, independent contractor, owner, partner, trustee, member, agent, shareholder, director, or otherwise engage or assist in the opening, management, operation, financing or control of any Competitor within the Protected Area, provided, that such agreement shall not prohibit the ownership directly or indirectly, in the aggregate, of less than one percent (1%) of any class of securities of any such enterprise solely as a passive investment so long as such securities are listed for trading on an accepted public market in the United States. Further, during this one (1) year period, Associate shall not engage in any activities in preparation for competition with the Entities. Such prohibited activities shall include, but not be limited to, obtaining financing or pledges of financial support, incorporating or otherwise establishing a business entity or obtaining a charter, seeking partners, publicly discussing a potential business plan, and discussions with potential customers, employees or vendors, provided however, that prohibited activities will not include interviewing for a position to be held with Competitor after the expiration of the one (1) year period, so long as no other provision of this Agreement is violated.

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For purposes of this Section: (a) “Protected Area” shall be defined to mean each state in the United States in which a physical office of SB is located; and (b) “Competitor” shall be defined to mean any enterprise providing banking services or other competitive financial or deposit services.

The parties hereto agree and acknowledge that, within the limitations of this Agreement, Associate can seek gainful and meaningful employment in the majority of geographies, and that this restriction is being provided in exchange for valid and significant consideration.

9. Notwithstanding any provision herein to the contrary, nothing contained herein prohibits Associate from reporting possible violations of state or federal law or regulation to any governmental agency or entity, including, without limitation, the Department of Justice, Securities and Exchange Commission, Equal Employment Opportunity Commission, or making other disclosures protected under whistleblower laws at the federal or state level. Nor does this Agreement prohibit Associate from participating in such investigations or proceedings. Associate does not need prior authorization or notification to make such disclosures. However, to the maximum extent permitted by law, Associate does waive, release and give up the right to seek or receive relief as a result of these reports, complaints, participation or charges except that Associate may still accept whistleblower awards from the Securities and Exchange Commission pursuant to Section 21F of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

10. Associate agrees and acknowledges that all equipment, property and confidential information of the Simmons Entities that Associate possesses (“Property”) must be returned to the Simmons Entities (unless destruction is otherwise permitted under Section 2) no later than the one (1) day following the Separation Date. The return of the Property is a condition precedent to the payment of any benefits specified in this Agreement.

11. Associate agrees not to knowingly make any statement or engage in any conduct which may reasonably be expected to have the effort of disparaging any Simmons Person known to Associate as of the date of execution of this Agreement to: (i) any media; (ii) potential, current or former employees; (iii) third parties. Associate acknowledges that the Simmons Persons will be irreparably harmed by a breach of this Section and that there may be no adequate remedy at law. Likewise, Simmons agrees that the members of the Executive Management Committee as of the execution of this Agreement will not knowingly make any statement or engage in any conduct which may reasonably be expected to have the effort of disparaging Associate to: (i) any media; (ii) potential, current or former employees; (iii) third parties. Simmons acknowledges that Associate will be irreparably harmed by a breach of this Section and that there may be no adequate remedy at law.

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12. This instrument reflects the entire understanding among the parties hereto on the topics covered herein. This Agreement supersedes any agreement heretofore existing between Associate and any Simmons Person on such matters but shall not supersede the terms of any other written agreement of the parties unless in direct contradiction. Specifically, this Agreement shall not supersede or alter the terms of any equity plans or grant documents unless a term in this Agreement specifically contradicts a term in such plan or document in which case the term of this Agreement shall prevail. Without limiting the generality of the foregoing, and for the avoidance of doubt: a) the Indemnification Agreement entered by and between SFNC and Associate effective March 26, 2021 shall remain in full force and effect; b) and because Simmons represents it is not applicable to Associate’s separation of employment, the parties hereto agree that the First Amended and Restated Executive Change in Control Severance Agreement entered into by and among SFNC, SB, and Associate effective March 26, 2021, is hereby terminated, effective as of the Separation Date.

13. This Agreement was reached after good faith, arms-length negotiations and is deemed to be drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed against any party based on the attribution of drafting. Associate acknowledges that Associate is not signing this Agreement based on any promises, representations or inducements outside the terms of this Agreement. Associate further acknowledges that Associate has not assigned or transferred any right or claim Associate may have against any Simmons Person.

14. If any provision or part thereof in this Agreement is held to be invalid, illegal, void, or unenforceable, then this Agreement shall be deemed automatically modified to the extent necessary to (1) make such provision or part thereof valid, legal, and enforceable and (2) as closely as possible maintain and accomplish the original intent of the provision or part thereof in question; and the remaining provisions, or other parts or applications of such provision, in this Agreement shall not be affected and shall remain in full force and effect.

15. Associate agrees that in the event that Associate brings any claim or action challenging the enforceability of this Agreement, Associate will immediately repay the total amount paid hereunder unless such action directly pertains to the Age Discrimination in Employment Act. The prevailing party’s attorney’s fees and costs shall be paid by the non-prevailing party except in the case of any claim pertaining directly to the Age Discrimination in Employment Act.

16. This Agreement shall be construed in accordance with the laws of the State of Arkansas without regard to conflict of law principles.

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The parties hereto have executed this Agreement this 26th day of July, 2023.

MATTHEW REDDIN

/s/ Matthew Reddin

SIMMONS FIRST NATIONAL CORPORATION

By:	Jena Compton
Title:	EVP Chief People Officer

SIMMONS BANK

By:	Jena Compton
Title:	EVP Chief People Officer

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Exhibit A

By executing this Agreement, Associate acknowledges that Associate is not entitled to any payment or compensation beyond that set out in this Exhibit.

1.	In the event Associate chooses not to sign the Agreement, Associate will be entitled to the following benefits as soon as practicable following the Separation Date:

a)	Any base pay earned but unpaid prior to the Separation Date;

b)	Continuation of Associate’s elected health, dental and/or vision coverage at Associate’s expense in accordance with the applicable Simmons Entity’s COBRA policy; and

c)	Reimbursement for all approved and eligible business expenses outstanding as of the Separation Date.

2.	In the event that Associate chooses to sign the Agreement (and not revoke it), in addition to the benefits specified in part 1, Associate will receive a lump sum equal to one million dollars ($1,000,000) less applicable taxes and other required deductions and withholdings and which shall be paid or provided within 14 days following execution of this Agreement and the conclusion of any revocation period.

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